Exhibit 10.1
Second Amended And Restated
EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is made as of the 28th day of February 2023 (the “Effective Date”) by and between Raymond A. Ritchey (“Employee”) and Boston Properties, Inc., a Delaware corporation, with its principal executive office located at 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103 (together with its subsidiaries, the “Company”).
WITNESSETH THAT:
WHEREAS, the Company and Employee entered into that certain Amended and Restated Employment Agreement, dated as of November 29, 2002, which was amended by amendments dated November 1, 2007 and December 15, 2008, and which amended agreement the parties desire to be amended, restated and superseded in its entirety by this Agreement;
WHEREAS, the Company has determined that it is in its best interest to continue the employment of Employee on the terms hereinafter set forth; and
WHEREAS, Employee wishes to be so employed pursuant to the terms hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:
1.    Term. Subject to the provisions of Paragraph 8, the term of employment pursuant to this Agreement (the “Term”) shall be the period from the Effective Date to December 31, 2023.
2.    Employment; Duties; Location.
(a)    Duties. Employee shall serve as an officer of the Company with the title of Senior Executive Vice President. Employee’s duties and authority shall be commensurate with his title and position with the Company. Employee shall report directly to the Chief Executive Officer (the “CEO”) and shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to Employee from time to time by the CEO. Such duties shall include, without limitation, supporting the Company’s Washington, D.C., Los Angeles and Seattle regional businesses. Employee shall be principally located at the Company’s Washington, D.C. office.
(b)    Time Commitment; Certain Investments. Employee agrees to his employment as described in this Paragraph 2 and agrees to devote approximately fifty percent (50%) of his working time and efforts to the performance of his duties hereunder, except as otherwise approved by the Board of Directors of the Company (the “Board of Directors”). Employee acknowledges that he is scheduled to work twenty-one (21) or more hours per week for the Company during the Term. Nothing in this Agreement shall be interpreted to preclude

Employee from (i) engaging in Minority Interest Passive Investments (as defined below), including Minority Interest Passive Investments in, or relating to the ownership, development, operation, management, or leasing of, commercial real estate properties or (ii)  participating as an officer or director of, or advisor to, any charitable or other tax exempt organization; provided that such activities and related duties and pursuits do not restrict Employee’s ability to fulfill his obligations as an officer and employee of the Company as set forth herein. For the avoidance of doubt, Employee may not engage in outside for-profit board activities without the consent of the Compensation Committee of the Board of Directors (the “Compensation Committee”).
Engaging in a “Minority Interest Passive Investment” means acquiring, holding, and exercising the voting rights associated with an investment made through (i) the purchase of securities (including partnership interests) that represent a non-controlling, minority interest in an entity or (ii) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by Employee of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by Employee with such entity.
(c)    Corporate Opportunities.
(i)    During the Term and during the post-employment portion of the Noncompetition Period, as defined in Paragraph 11, Employee may engage or invest in, independently or with, for the account of or as an advisor to others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company’s business, provided, however, if Employee acquires knowledge of a potential transaction or matter that is or may be a Corporate Opportunity (as defined below), then (1) by written notice to the Company, Employee shall promptly communicate and present such Corporate Opportunity to the Company prior to presenting it to any other person or pursuing it on behalf of another person or himself (the “Presentation Obligation”), and (2) the Company shall have the right to pursue such Corporate Opportunity (the “Right of First Refusal”).
(ii)    If the Company exercises such right to pursue a Corporate Opportunity, such Corporate Opportunity shall be an “Accepted Corporate Opportunity” for so long as the Company pursues such Corporate Opportunity. Employee shall not pursue any Corporate Opportunity on behalf of himself or others or recommend, sell, assign or transfer such Corporate Opportunity to persons other than the Company unless the Company renounces the Corporate Opportunity following Employee’s compliance with the Presentation Obligation. If the Company renounces the Corporate Opportunity, then (x) Employee shall have the right to pursue and hold such Corporate Opportunity for his own account or to recommend, sell, assign or transfer such Corporate Opportunity to persons other than the Company and (y) the fact that Employee pursues or acquires such Corporate Opportunity for himself, or directs, sells, assigns or transfers such Corporate Opportunity to another person, shall not be deemed a breach of this Agreement (including without limitation under Paragraph 11) or any duty Employee may owe to the Company.
(iii)    The Company shall make good faith efforts to respond promptly to Employee’s presentation of any Corporate Opportunity. If the Company renounces a Corporate Opportunity, the Company may state whether modification of any material terms could result in a change in the Company’s position to renounce the Corporate Opportunity. In any event, the Company shall be deemed to have renounced a Corporate Opportunity if it does not give Employee written notice that it intends to pursue such Corporate Opportunity within twenty (20) business days of the date of notice to the Company concerning the Corporate Opportunity. For the avoidance of doubt, if following the Company’s renouncement of a Corporate Opportunity, the terms of such Corporate Opportunity, taken as a whole, materially change such that they render, or could reasonably be expected to render, the Corporate Opportunity to be of possible interest to the Company, then such Corporate Opportunity shall be considered to be a new Corporate Opportunity, which shall be subject to the Presentation Obligation and the Company’s Right of First Refusal.
(iv)    For purposes of this Agreement, a “Corporate Opportunity” shall mean an actual or potential investment or business opportunity or prospective economic advantage related to real estate located in a Market that is within or could reasonably be expected to be developed or utilized for one of the Company’s Property Types and in which the Company could have an interest or expectancy, including, without limitation, acquisitions, dispositions, business combinations, restructurings, recapitalizations, real estate leasing, financing and investing opportunities, property management opportunities and other similar transactions in real estate and among its owners; provided, however, that an opportunity to engage in a Minority Interest Passive Investment shall not be a Corporate Opportunity.
For purposes of this Agreement, “Market” means an area covering a 25 mile radius around (x) any property or land owned by the Company, under development by the Company or with respect to which the Company has an agreement or option to acquire property, development or land or (y) any property or development for which the Company provides third party development or management services; provided that for any such property, development or land located in New York City, no such radial area shall extend beyond New York City.
For purposes of this Agreement, the Company’s “Property Types” consist of undeveloped land, multi-family housing and real estate with actual or potential application to use for parking, office buildings, life sciences businesses, including without limitation laboratories, and/or retail businesses.
(d)    Conflicts. Notwithstanding a decision by the Company to renounce a Corporate Opportunity, if Employee’s pursuit of such Corporate Opportunity subsequently results in an actual or potential material conflict of interest between Employee and the Company, Employee shall promptly notify the CEO of such conflict. Employee shall recuse himself as requested from Company meetings and other Company activities to the extent determined by the CEO to be appropriate due to such conflict. Any such required recusal shall not be or contribute to “Good Reason” for purposes of Subparagraph 8(e)(ii).
(e)    Use of Resources. Except for the office-related perquisites described under Subparagraph 4(g) below, Employee shall not use any resources of the Company, including without limitation the services of any employee of the Company, in the course of pursuing any Corporate Opportunity or other outside activity permitted hereunder, except that this restriction shall not apply to Employee’s services in pursuing an Accepted Corporate Opportunity on behalf of the Company.

3.    Compensation.
(a)    Base Salary. The Company shall pay Employee an annual salary of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Base Salary”), payable in accordance with the Company’s normal business practices for senior executives (including tax withholding), but in no event less frequently than monthly.
(b)    Bonus. Employee shall be eligible to earn a cash bonus as determined by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). Employee’s target annual cash bonus for fiscal year 2023 shall be $1,650,000 (the “Target Bonus”). The actual amount of the cash bonus may be greater than or less than the Target Bonus. The actual amount of the cash bonus shall be determined in the sole discretion of the Board or the Compensation Committee, based on Company and individual performance, measured against an agreed-upon set of goals, as well as any new business to the Company generated through any Corporate Opportunities presented by Employee to the Company. Subject to Employee’s continued employment to December 31, 2023, any such bonus will be payable within seventy-five (75) days after the end of fiscal year 2023.  If Employee’s employment terminates before December 31, 2023, any bonus rights shall be subject to the applicable provision of Paragraph 8.
(c)    Equity Compensation. Employee acknowledges and agrees that as of the Effective Date, Employee is no longer eligible for any new grants of equity compensation under any Company equity incentive plan. Employee’s existing equity holdings shall be governed by the applicable plans and award agreements between Employee and the Company.
4.    Benefits. During the Term, Employee shall be entitled to receive the following benefits:
(a)    Medical/Dental Insurance. Employee shall be entitled to participate in any and all employee benefit plans, including all medical and dental insurance plans as in effect from time to time for senior executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company, and (iii) the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in, or contemplated by, such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.
(b)    Life Insurance/Disability Insurance. Subject to Employee’s continued eligibility under the applicable plans and programs, the Company shall provide Employee with such life and/or disability insurance as the Company may from time to time make available to senior executives of the Company.
(c)    Expenses. The Company shall promptly reimburse Employee for all reasonable business expenses (including travel expenses) incurred by Employee in accordance with the practices of the Company for senior executives of the Company, as in effect from time to time. To the extent that Employee incurs reasonable business expenses in pursuing a

Corporate Opportunity that becomes an Accepted Corporate Opportunity, Employee shall be entitled to reimbursement for all reasonable business expenses incurred by Employee in pursuing such Corporate Opportunity both before and after it becomes an Accepted Corporate Opportunity; provided that if the Company thereafter renounces an Accepted Corporate Opportunity, Employee shall not be entitled to reimbursement for any expenses incurred after the renouncement of such Corporate Opportunity.
(d)    Vacation. Employee shall receive paid vacation in accordance with the Company’s policies; provided that, notwithstanding anything to the contrary in any Company policy, (i) Employee shall use reasonable efforts to exhaust his paid vacation time by the end of the Term and (ii) Employee shall not be entitled to payment with respect to any balance of accrued but unused vacation time as of the end of the Term.
(e)    Automobile. The Company shall provide Employee with an automobile allowance equal to the automobile allowance provided to Employee by the Company immediately prior to the Effective Date, to be paid to Employee no less frequently than monthly.
(f)    Other Benefits. Except as provided in Subparagraph 3(c) and Paragraph 12, the Company shall provide to Employee such other benefits under employee benefit plans, including the right to participate in such retirement or pension plans, as are made generally available to senior executives of the Company from time to time. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company, and (iii) the discretion of the Board of Directors, the Compensation Committee, or any administrative or other committee provided for in, or contemplated by, such plan. For purposes of this Agreement, “employee benefit plan” shall have the same meaning as in 29 U.S.C. Sec. 1002(3).
(g)    Perquisites. The Company shall provide Employee all other perquisites that it provided to him immediately prior to the Effective Date, including access to an executive assistant, the use of Employee’s office and existing office furniture (together with any other necessary office fixtures and furnishings, including electronic equipment (computers, photocopiers, fax machines, internet access, etc.)) and related technical support, comparable to that which the Company provided to Employee immediately prior to the Effective Date.
(h)    Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
5.    Indemnification; Insurance. Nothing in this Agreement shall be construed to modify the rights of the parties to the Indemnification Agreement by and among Employee, the Company and Boston Properties Limited Partnership dated as of December 10, 2019 (the “Indemnification Agreement”). Employee shall remain a “covered person” under the

Company’s directors’ and officers’ liability insurance coverage and shall be covered to the same extent as other directors and executive officers, including following the termination of Employee’s employment for the maximum statute of limitations period which could apply to any claim against Employee which could be covered by such insurance.
6.    Compliance with Company Policies. Employee agrees to observe and comply with the rules, regulations and policies of the Company that apply to full-time employees and officers, including without limitation the Company’s Code of Business Conduct and Ethics, stock ownership guidelines, and insider trading policies.
7.    Records/Nondisclosure/Company Policies.
(a)    General. All records, financial statements and similar documents obtained, reviewed or compiled by Employee in the course of the performance by him of services for the Company, whether or not confidential information or trade secrets, shall be the exclusive property of the Company. Employee shall have no rights in such documents upon any termination of Employee’s employment pursuant to this Agreement.
(b)    Confidential Information. Employee will not disclose to any person or entity (except as required by applicable law, the rules of the New York Stock Exchange, or otherwise in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of the Company obtained by him incident to his employment with the Company. Employee shall take all reasonable steps to safeguard any confidential information and to protect such confidential information against disclosure, misuse, loss, or theft. The term “confidential information” includes, without limitation, financial information, business plans, prospects, and opportunities which have been discussed or considered by the management of the Company, but does not include any information which has become part of the public domain by means other than Employee’s non-observance of his obligations hereunder. Employee understands that pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. For the avoidance of doubt, nothing contained in this Agreement limits Employee’s ability to communicate with the Securities and Exchange Commission, including to provide documents or other information, without notice to the Company.
    This Paragraph 7 shall survive the termination of Employee’s employment pursuant to this Agreement.
8.    Termination/Severance.
(a)    General.
(i)    At Will Employment. Employee’s employment hereunder is “at will” and, therefore, may be terminated at any time, with or without cause, at the option of the Company or Employee, subject only to the severance obligations under this Paragraph 8.

(ii)    Notice of Termination. Except for termination as a result of Employee’s death as specified in Subparagraph 8(b), any termination of Employee’s employment by the Company or any such termination by Employee shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision hereunder relied upon by the terminating party.
(iii)    Date of Termination. “Date of Termination” shall mean: (A) if Employee’s employment is terminated by his death, the date of his death; (B) if Employee’s employment is terminated on account of disability under Subparagraph 8(c), the date on which Notice of Termination is given; (C) if Employee’s employment is terminated by the Company for Cause under Subparagraph 8(d), the date on which a Notice of Termination is given; (D) if Employee’s employment is terminated by the Company without Cause under Subparagraph 8(e)(i), thirty (30) days after the date on which a Notice of Termination is given; (E) if Employee’s employment is terminated by Employee under Subparagraph 8(e)(ii) for Good Reason, the date on which the Notice of Termination is given by Employee after the end of the thirty (30) day cure period; and (F) if Employee’s employment is terminated by Employee under Subparagraph 8(f) other than for Good Reason, thirty (30) days after the date on which a Notice of Termination is given; provided that in the event of a Notice of Termination by Employee under this Subparagraph 8(a)(iii)(F), the Company may accelerate the Date of Termination by notice to Employee and such acceleration shall not be considered to change the voluntary nature of such termination; provided further that the Company pays Employee a prorated portion of the Base Salary equivalent to the period by which the Date of Termination is accelerated.
(b)    Death. Employee’s employment hereunder shall terminate upon his death. If Employee’s employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Employee shall designate in a notice filed with the Company or, if no such person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary to his date of death, plus his accrued and unpaid Target Bonus, prorated for the number of days actually employed in the then current calendar year. For a period of eighteen (18) months following the Date of Termination, and subject to the continued copayment of premium amounts by Employee’s spouse and dependents, Employee’s spouse and dependents shall continue to participate in the Company’s health insurance plan upon the same terms and conditions in effect on the Date of Termination, provided, however, that the continuation of health benefits under this Subparagraph shall reduce and count against the rights of Employee’s spouse and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition to the foregoing, any payments to which Employee’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.
(c)    Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Employee’s employment hereunder. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive his accrued and unpaid Base Salary and accrued and unpaid

Target Bonus, prorated for the number of days actually employed in the then current calendar year, until Employee’s employment is terminated due to disability in accordance with this Subparagraph (c) or until Employee terminates his employment in accordance with Subparagraph (e)(ii) or (f), if earlier. For a period of eighteen (18) months following the Date of Termination and subject to Employee’s continued copayment of premium amounts, Employee, Employee’s spouse and dependents shall continue to participate in the Company’s health insurance plan upon the same terms and conditions in effect on the Date of Termination, provided, however, that the continuation of health benefits under this Subparagraph shall reduce and count against Employee’s rights under COBRA. In addition to the foregoing, any payments to which Employee may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.
(d)    Termination by the Company for Cause.
(i)    The Company may terminate Employee’s employment hereunder for Cause. “Cause” shall mean: (A) gross negligence or willful misconduct by Employee in connection with the performance of his material duties hereunder; (B) a breach by Employee of any of his material duties hereunder (for reasons other than physical or mental illness) and the failure of Employee to cure such breach within thirty (30) days after written notice thereof by the Company; (C) indictment of Employee of a felony and such indictment has a material adverse affect on the interests or reputation of the Company.
(ii)    If Employee’s employment is terminated by the Company for Cause, then the Company shall, pay Employee his accrued and unpaid Base Salary through the Date of Termination. Thereafter, the Company shall have no further obligations to Employee except as otherwise provided hereunder; provided that any such termination shall not adversely affect or alter Employee’s rights under any employee benefit plan of the Company in which Employee, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
(e)    Termination by the Company without Cause or by Employee for Good Reason.
(i)    The Company may terminate Employee’s employment hereunder without Cause if such termination is approved by the CEO or the Board of Directors of the Company. Any termination by the Company of Employee’s employment hereunder which does not (A) constitute a termination for Cause under Subparagraph (d)(i), (B) result from the death or disability of Employee under Subparagraph (b) or (c), or (C) result from the expiration of the Term, shall be deemed a termination without Cause.
(ii)    Employee may terminate his employment hereunder for Good Reason. “Good Reason” shall mean: (A) a substantial adverse change, not consented to by Employee, in the nature or scope of Employee’s responsibilities, authorities, powers, functions, or duties under this Agreement; (B) a breach by the Company of any of its material obligations hereunder; or (C) the involuntary relocation of the Company's offices at which Employee is principally employed to a location more than fifty (50) miles from such offices, or the requirement by the Company that Employee be based anywhere other than the Company’s offices at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Employee's business travel obligations. To constitute a Good Reason termination, Employee (1) must provide written notice to the Company within thirty (30) days of the initial existence of the event constituting Good Reason, (2) may not terminate his employment pursuant to this Subparagraph unless the Company fails to remedy the event constituting Good Reason within thirty (30) days after such notice has been deemed given pursuant to this Agreement, and (3) must terminate employment with the Company no later than ten (10) business days after the end of the thirty (30) day period in which the Company fails to remedy the event constituting Good Reason.
(iii)    If Employee’s employment is terminated by the Company without Cause or if Employee terminates his employment for Good Reason in accordance with this Subparagraph (e), then the Company shall pay Employee his accrued and unpaid Base Salary through the Date of Termination. No later than five (5) business days after the Date of Termination, the Company shall propose a general release of claims (a “Release”), to Employee. Subject to Employee signing the Release no later than twenty-one (21) days after the Date of Termination, not revoking the Release, and the Release becoming effective, Employee shall be entitled to the following:
(A)    An amount equal to the prorated portion of the Base Salary under Subparagraph 3(a) for the period from the date immediately following the Date of Termination to December 31, 2023 (the “Severance Period”). Such amount (the “Severance Amount”) shall be paid in equal installments in accordance with the Company’s then payroll practice over the Severance Period; provided that such payments shall not commence until after the Release becomes effective and may commence at any time thereafter up to sixty (60) days from the Date of Termination; provided further that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(B)    The amount of the Target Bonus, to be paid no later than the date on which bonuses for fiscal year 2023 are generally paid to employees of the Company and no later than seventy-five (75) days after the end of fiscal year 2023.
(C)    Subject to Employee’s continued copayment of premium amounts, continued participation for twelve (12) months in the Company’s health insurance plan upon the same terms and conditions in effect on the Date of Termination, provided, however, that the continuation of health benefits under this Subparagraph shall reduce and count against Employee’s rights under COBRA.
(f)    Voluntary Termination by Employee. Employee may terminate his employment hereunder for any reason, including, but not limited to, Good Reason in accordance with Subparagraph (e)(ii). If Employee’s employment is terminated by Employee other than for Good Reason, then the Company shall pay Employee his accrued and unpaid Base Salary through the Date of Termination. Thereafter, the Company shall have no further obligations to Employee except as otherwise expressly provided hereunder; provided that any such termination shall not adversely affect or alter Employee’s rights under any employee benefit plan of the Company in which Employee, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
(g)    Expiration of the Term. For the avoidance of doubt, if the Term continues until its expiration on December 31, 2023, such expiration shall not constitute or result in a termination of employment by the Company without Cause. Such expiration shall be treated as a voluntary termination by Employee other than for Good Reason pursuant to Subparagraph 8(f).
(h)    Effect of Termination on MYLTIP and Other Equity Awards. The impact of any termination of Employee’s employment (including without limitation a termination due to expiration of the Term) on outstanding unvested equity awards (including without limitation awards under the Company’s 2021 Multi-Year Long-Term Incentive Program (“MYLTIP”) held by Employee shall be governed by the terms set forth in the agreement evidencing such award. For purposes of all MYLTIP awards held by Employee, any termination of Employee’s employment other than a termination for Cause shall be considered to be a Qualified Retirement.
(i)    No Mitigation. Without regard to the reason for the termination of Employee’s employment hereunder, Employee shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event Employee is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.
9.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement or otherwise on account of Employee’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)    The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
10.    Additional Limitation.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Employee receiving a higher After Tax Amount (as defined below) than Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)    For purposes of this Paragraph 10, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Employee as a result of Employee’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Subparagraph 10(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Employee. Any determination by the Accounting Firm shall be binding upon the Company and Employee.
11.    Noncompetition. Because Employee’s services to the Company are special and because Employee has access to the Company’s confidential information, Employee covenants and agrees that during the Noncompetition Period, Employee shall not, without the prior written consent of the Company (which shall be authorized by approval of the Board of Directors of the Company, including the approval of a majority of the independent Directors of the Company), directly or indirectly:
(a)    pursue any Corporate Opportunity on behalf of himself or others or recommend, sell, assign or transfer such Corporate Opportunity to persons other than the Company unless Employee has complied with the Presentation Obligation and the Company has renounced the Corporate Opportunity;
(b)    intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or its affiliates and any tenant, supplier, contractor, lender, employee, or governmental agency or authority; or
(c)    call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the tenants or employees of the Company or its affiliates, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity.
The “Noncompetition Period” means the Term plus one year, provided, however, that if (i) Employee’s employment ends due to either a termination of employment without Cause by the Company or a resignation by Employee for Good Reason and (ii) Employee signs the Release and it becomes effective, then the Noncompetition Period shall end on the later of December 31, 2023 or three (3) months from the Date of Termination.
Employee acknowledges that this Agreement was provided to him at least fourteen (14) days before he was required to execute this Agreement.
The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that Employee is a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, Employee may contact the District of Columbia Department of Employment Services (“DOES”).
12.    Severance Plan. Employee acknowledges and agrees that as of the Effective Date, he shall no longer be a “covered employee” under the Company’s Senior Executive Severance Plan, as amended, and shall no longer be entitled to any benefits provided thereunder, including, without limitation, any tax gross-ups in connection with severance or other payments under this Agreement or any other agreement or plan.
13.    Conflicting Agreements. Employee hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.
14.    Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt; (ii) if mailed for overnight mail delivery by a nationally recognized provider of overnight mail services, on the business day immediately following the date of mailing; or (iii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Notices, requests, demands, and other communications may also be delivered by electronic mail, which shall be effective on the date of sending; provided that any such communications shall be confirmed by one or more of the above methods of delivery initiated on the same day. The address for notices to the Company is as shown above, or as subsequently modified by written notice. The address for notices to Employee is the address shown on the records of the Company.
15.    Integration. This Agreement, together with any agreement, plan, or policy referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter; provided that the Indemnification Agreement, each agreement evidencing an award of equity-based compensation and all other agreements and other rights expressly preserved herein shall remain in full force and effect.
16.    Assignment; Successors and Assigns, etc. Neither the Company nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Employee in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Employee, their respective successors, executors, administrators, heirs and permitted assigns.
17.    Miscellaneous. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.
18.    Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.
19.    Arbitration; Other Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 7 or 11 hereof. In the event that the Company terminates Employee’s employment for Cause under Subparagraph 8(d)(i) and Employee contends that Cause did not exist, then the Company’s only obligation shall be to submit such claim to arbitration and the only issue before the arbitrator will be whether Employee was in fact terminated for Cause. If the arbitrator determines that Employee was not terminated for Cause by the Company, then the only remedies that the arbitrator may award are (i) the payments and benefits specified in Subparagraph 8(e)(iii), (ii) the costs of arbitration, and (iii) Employee’s reasonable attorneys’ fees. If the arbitrator finds that Employee was terminated for Cause, the arbitrator will be without authority to award Employee anything, and the parties will each be responsible for their own attorneys’ fees, and they will divide the costs of arbitration equally. Furthermore, should a dispute occur concerning Employee’s mental or physical capacity as described in Subparagraph 8(c), a doctor selected by Employee and a doctor selected by the Company shall be entitled to examine Employee. If the opinion of the Company’s doctor and Employee’s doctor conflict, the Company’s doctor and Employee’s doctor shall together agree upon a third doctor, whose opinion shall be binding. This Paragraph 19 shall survive the termination of Employee’s employment pursuant to this Agreement.
20.    Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company; provided that such cooperation shall not materially and adversely affect Employee or expose Employee to an increased probability of civil or criminal litigation. Employee’s cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after

Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall also provide Employee with compensation on an hourly basis calculated at his final base compensation rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Employee for all costs and expenses incurred in connection with his performance under this Paragraph 20, including, without limitation, reasonable attorneys’ fees and costs.
21.    Severability. If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable. In such event, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby. Each other provision of this Agreement, unless specifically conditioned on the voided aspect of such provision, shall remain valid and enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.
22.    Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of Delaware without reference to principles of conflict of laws.
23.    Counterparts; PDF Copies. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. PDF copies provided by electronic mail shall be equally effective as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.
BOSTON PROPERTIES, INC.
By: /s/ Owen D. Thomas
    Owen D. Thomas
    Chief Executive Officer
By: /s/ Raymond A. Ritchey
    Raymond A. Ritchey